Exhibit 99.1

Madrigal Pharmaceuticals Announces $300+ Million in Financing Events to Advance Resmetirom Program

•	$259 Million in Equity Securities Sales and $50 Million in Additional Debt Financing Capacity

•	Madrigal intends to submit a new drug application for resmetirom in the first half of 2023

CONSHOHOCKEN, PA, December 21, 2022 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL) today announced that it has raised $259 million in gross equity (or $255 million in net proceeds) from equity securities issuances and an additional $50 million in liquidity commitments following the achievement of the clinical milestone under its Hercules Credit Facility.

Paul Friedman, M.D., Chief Executive Officer of Madrigal, stated: “The financings secured following the positive topline readout of our Phase 3 MAESTRO-NASH trial reflect the strong support that Madrigal has established with long-standing strategic and institutional investors. The funds provide a solid foundation for the road ahead and will be used to support planned commercial and clinical activities through potential accelerated approval of resmetirom in the U.S.”

Madrigal has completed $159 million in gross sales of common stock under its ATM Program (“ATM Sales”) and has separately entered into a $100 million definitive securities purchase agreement with two of its existing institutional investors for the purchase of $90 million in shares of Series B Convertible Preferred Stock (the “Series B”) and $10 million in shares of the Company’s common stock (“Registered Direct Sales”).

The Registered Direct Sales were made to two long-standing institutional stockholders of Madrigal and is anticipated to close on or about December 23, 2022. The Series B is substantially identical to the Series A Convertible Preferred Stock issued by the Company in 2017, with the most significant difference being the current conversion price of $225 per common share. The total number of shares of common stock (including common stock equivalents) sold through the ATM Sales and the Registered Direct Sales totaled 1,183,344 common equivalent shares.

In connection with Madrigal’s December 19, 2022 announcement of positive topline data from its pivotal Phase 3 MAESTRO-NASH clinical trial of resmetirom, Hercules Capital, Inc. (NYSE:HTGC) confirmed that Madrigal has achieved its clinical milestone under the Company’s Credit Facility with Hercules, thereby enabling Madrigal to draw upon a $50 million clinical milestone tranche over the next three months.

About Madrigal Pharmaceuticals

Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a clinical-stage biopharmaceutical company pursuing novel therapeutics for nonalcoholic steatohepatitis (NASH), a liver disease with high unmet medical need. Madrigal’s lead candidate, resmetirom, is a once daily, oral, thyroid hormone receptor (THR)-ß selective agonist designed to target key underlying causes of NASH in the liver. For more information, visit www.madrigalpharma.com.

Forward Looking Statements

This communication includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are based on Madrigal’s beliefs and assumptions and on information currently available to it, but are subject to factors beyond its control. Forward-looking statements: reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events; include all statements that are not historical facts; include statements referenced by forward-looking statement identifiers, such as “projects,” “will,” “may,” “anticipated,” “intends,” “goal,” “pursue,” “accelerate,” “help,” ”plan,” “planned” and ”provides,” as well as those identifiers described in prior disclosures; and include but are not limited to statements or references concerning—projected spending for currently planned commercial and clinical activities; the uses of financing proceeds; NDA submission plans; the potential accelerated approval of resmetirom in the U.S; projected operational objectives; clinical and regulatory filing uncertainties; the potential for commercial launch of resmetirom; projected Hercules loan facility resources and uses; the sufficiency of Madrigal’s resources to fund its operating expenses and capital requirements, plans, objectives and timing for making a Subpart H (Accelerated Approval of New Drugs for Serious or Life-Threatening Illnesses) submission to FDA, projections or objectives for obtaining accelerated or full approval for resmetirom; and statements regarding the Company’s clinical trials and operations.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; risks of obtaining FDA approval; changes in expenditure plans and requirements; clinical and regulatory risks and uncertainties; development/launch plan risks and uncertainties; risks related to the execution of the Registered Direct Sales and accessing the capital markets; risks related to the ability to service indebtedness and otherwise comply with debt covenants; and risks related to the overall operations of the Company. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission, or SEC, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the section appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, as updated by the risk factors discussed in Part II, Item 1A of the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, as well as in Madrigal’s other filings with the SEC.

Investor Contact

Alex Howarth, Madrigal Pharmaceuticals, Inc., IR@madrigalpharma.com

Media Contact

Christopher Frates, Madrigal Pharmaceuticals, Inc., media@madrigalpharma.com